UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29th, 2004

USA BROADBAND, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29433	84-1592698
(State or jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Incorporation)

10012 Norwalk Blvd Ste 150
Santa Fe Springs, Ca 90670
(562) 941-5957

ITEM 5.  Other Events and Regulation FD Disclosure

Sale of Assets

On September 4, 2003, USA Broadband, Inc (“the Company”) obtained secured debt financing in the amount of $4,000,000 from Mark S. Crossen, (“Holder”).  The financing is evidenced by a convertible promissory note (the “Note”) and secured by a first priority lien on all or substantially all of the Company’s and its wholly owned subsidiaries’ assets pursuant to the terms of a related security agreement.

On February 18, 2004, the Holder notified the Company of a default under the Note and of his decision to accelerate the maturity of the Note to be due immediately.

On March 11, 2004 the Holder notified the Company of his intent to transfer and assign the Note, as well as all the rights under the security agreement, to GateWave LLC, a Colorado limited liability company (“GateWave”).  GateWave notified the Company, and certain secured creditors that GateWave would conduct a public sale to the highest qualified bidder of certain of the collateral described in the security agreement, including but not limited to: (1) any and all of the Right of Entry (ROE) Agreements of the Company and its subsidiaries, (2) any or all service agreements with the Company’s and its subsidiaries’ cable subscribers, and (3) all machinery, equipment, and supplies or other goods utilized by the Company and its subsidiaries in relation to any ROE Agreement or service agreement.

Accordingly, on March 30, 2004, at 2:00 pm Mountain Time, GateWave conducted a public foreclosure sale of the foregoing assets pursuant to Article 9 of the Uniform Commercial Code.  The auction was held at the offices of  Moye Giles LLP, 1225 Seventeenth Street, 29th Floor, Denver, CO 80202.

Two bidders appeared at the sale, but one of the bidders was disqualified for violating the stated bid procedures as the bidder was unwilling to purchase all of the assets available for sale.  The remaining bidder, GateWave, bid $2,488,500 of the debt owed to it under the Note.  This being the highest qualified, and only, bid, the assets were sold to GateWave.

Although not bound to do so, GateWave has continued to provide funds to enable the Company to pursue its litigation against Carlos Bustamante, Richard Lubic, Martin Weisberg, Dick Clark, dick clark international cable ventures, ltd., Las Americas Broadband, Inc, and Cable California, S.A. de C.V.  However, without further financing and GateWave’s continued willingness to release funds, the Company will be unable to meet its current obligations as they become due and specifically defend itself against the Involuntary Bankruptcy Proceedings discussed below.

Involuntary Bankruptcy Proceedings for Cable Concepts, Inc.

The Company’s wholly owned subsidiary, Cable Concepts, Inc (“Subsidiary”) received a Notice of  Status Conference (the “Notice”) scheduled for May 4, 2004, from the United States Bankruptcy Court - Central District of California.  The Notice indicated that an involuntary bankruptcy petition had been filed with respect to the Subsidiary.  Although the Company has not been served with the involuntary bankruptcy petition, the Company believes that the petition was filed by three of the Subsidiary’s creditors on March 29, 2004.  The Company is in the process of obtaining additional information regarding the involuntary bankruptcy petition and is reviewing its rights, as well as the potential effect of this action on the Company’s business as a whole. The Company is considering what its response should be to this bankruptcy petition since the auction in effect took all of the Company’s operating assets.

Resignation of Interim CEO and CFO.

On April 8th, 2004 Mr. Bhasu Panchal submitted a resignation from the position of Interim CEO and CFO.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA BROADBAND, INC.
By:	/s/Jon Ric Landry
Director
April 9, 2004